Exhibit 4.12

BANK ACCOUNT AGREEMENT

SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP,
as Guarantor

- and -

THE BANK OF NOVA SCOTIA,
as Account Bank, Cash Manager and GDA Provider

- and -

COMPUTERSHARE TRUST COMPANY OF CANADA,
as Bond Trustee

DATED AS OF JULY 19, 2013

- ii -

- iii -
ARTICLE 23 GOVERNING LAW		15
23.1	Governing Law	15
23.2	Submission to Jurisdiction	16

SCHEDULE 1		1

THIS BANK ACCOUNT AGREEMENT is made as of July 19, 2013

BETWEEN:

(1)	SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of Ontario, whose registered office is at 100 King Street West, Suite 6100, 1 First Canadian Place, Toronto, Ontario, M5X 1B8, by its managing general partner, ScotiaBANK Covered Bond GP Inc., in its capacity as the Guarantor;
(2)	THE BANK OF NOVA SCOTIA, a bank named in Schedule I to the Bank Act, whose executive office is at Scotia Plaza, 44 King Street West, Toronto, Ontario, M5H 1H1, in its capacity as Account Bank, Cash Manager and GDA Provider; and
(3)	COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada, whose registered office is at 100 University Avenue, 11th Floor, Toronto, Ontario, M5J 2Y1, in its capacity as Bond Trustee.

WHEREAS:

A.	As part of the transactions contemplated under the Program, the Cash Manager has agreed, pursuant to the Cash Management Agreement, to provide Cash Management Services in connection with the business of the Guarantor.
B.	The Cash Management Agreement provides that the Cash Manager shall establish certain accounts with the Account Bank for and on behalf of the Guarantor.

NOW THEREFORE, IT IS HEREBY AGREED that in consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:

Article 1
definitions and interpretation

1.1	Definitions

The Master Definitions and Construction Agreement made between the parties to the Transaction Documents on the date hereof (as the same may be amended, varied and/or supplemented from time to time, with the consent of the parties thereto) (the “Master Definitions and Construction Agreement”) is expressly and specifically incorporated into this Agreement and, accordingly, the expressions defined in the Master Definitions and Construction Agreement (as so amended, varied and/or supplemented) will, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Agreement, including the recitals hereto and this Agreement will be construed in accordance with the interpretation provisions set out in Section 2 (Interpretation and Construction) of the Master Definitions and Construction Agreement.

1.2	Interpretation

For the purposes of this Agreement, this Agreement has the same meaning as “Bank Account Agreement” in the Master Definitions and Construction Agreement. For greater certainty, following the appointment of a Substitute Cash Manager, references herein to Cash Manager will be deemed to be the Substitute Cash Manager.

1.3	Schedules

The Schedules attached to this Agreement will, for all purposes of this Agreement, form an integral part of it.

Schedule 1 – Bank Mandates – Transaction Account and GDA Account

Article 2
THE TRANSACTION ACCOUNT AND THE GDA ACCOUNT

2.1	Instructions from the Cash Manager

Subject to Sections 2.4 (No Negative Balance) and 5.3 (Consequences of a Guarantor Acceleration Notice), the Account Bank will comply with any direction of the Guarantor (or the Cash Manager on its behalf) given on a Toronto Business Day to effect a payment by debiting any one of the Transaction Account or the GDA Account held with the Account Bank and any additional or replacement bank accounts opened in the name of the Guarantor from time to time with the prior written consent of the Bond Trustee held with the Account Bank if such direction (i) is in writing, or is given by telephone and confirmed in writing not later than the close of business on the Toronto Business Day on which such direction is given, or is given by the internet banking service provided by the Account Bank, and (ii) complies with the Transaction Account Mandate or the GDA Account Mandate as appropriate (such direction will constitute an irrevocable payment instruction).

2.2	Timing of Payment

The Account Bank agrees that, if directed pursuant to Section 2.1 (Instructions from the Cash Manager) to make any payment then, subject to Sections 2.4 (No Negative Balance) and 5.3 (Consequences of a Guarantor Acceleration Notice) below, it will effect the payment specified in such direction not later than the day specified for payment therein and for value on the day specified therein provided that, if any direction specifying that payment be made on the same day as the direction is given is later than 12:00 p.m. (Toronto time) on any Toronto Business Day, the Account Bank will make such payment at the commencement of business on the following Toronto Business Day for value that day.

2.3	Account Bank Charges

The charges of the Account Bank for the operation of each of the Guarantor Accounts held with the Account Bank will be debited to the Transaction Account in accordance with the applicable Priority of Payments, and the Guarantor by its execution hereof irrevocably agrees that this will be done. The charges will be payable at the same rates as are generally applicable to the business customers of the Account Bank provided that, subject to Section 7.5 (Termination by Account

Bank), if there are insufficient funds standing to the credit of the Transaction Account to pay such charges after payment by or on behalf of the Guarantor of any higher ranking obligations in the applicable Priority of Payments, the Account Bank will not be relieved of its obligations in respect of any of the Guarantor Accounts held with it.

2.4	No Negative Balance

Notwithstanding the provisions of Section 2.1 (Instructions from the Cash Manager), amounts will only be withdrawn from any Guarantor Account held with the Account Bank to the extent that such withdrawal does not cause the relevant Guarantor Account to have a negative balance.

Article 3
mandates

3.1	Signing and Delivery of Mandates

The Guarantor has delivered to the Account Bank prior to the First Issue Date the duly executed Mandates, and the Account Bank hereby confirms to the Bond Trustee that such Mandates have been provided to it, that the Guarantor Accounts (including the GDA Account) are open and that the Mandates are operative. The Account Bank acknowledges that the Mandates and any other mandates delivered from time to time pursuant to the terms hereof will be subject to the terms of the Security Agreement and this Agreement.

3.2	Amendment or Revocation

The Account Bank agrees that it will notify the Bond Trustee as soon as is reasonably practicable and in accordance with Article 10 (Notices) if it receives any amendment to or revocation of any Mandate relating to the Guarantor Accounts held with that Account Bank (other than a change of authorized signatory to the Guarantor Accounts) and will require the prior written consent of the Bond Trustee to any such amendment or revocation (other than a change of authorized signatory to the Guarantor Accounts). Until such Mandate is revoked, the Account Bank may continue to comply with such Mandate (as it may from time to time be amended in accordance with the provisions of this Section 3.2) unless it receives notice in writing from the Bond Trustee to the effect that a Guarantor Acceleration Notice has been served on the Guarantor or that the appointment of the Bank as Cash Manager under the Cash Management Agreement has been terminated and will, thereafter, act solely in accordance with the terms of those instructions as provided in Section 5.3 (Consequences of a Guarantor Acceleration Notice) of this Agreement.

Article 4
acknowledgement by the account bank

4.1	Restriction on Account Bank’s Rights

Notwithstanding anything to the contrary in the Mandates, the Account Bank hereby:

(a)	waives any right it has or may hereafter acquire, in its capacity as Account Bank, to combine, consolidate or merge any of the Guarantor Accounts held with it with any other account of the Cash Manager, the Guarantor, the Issuer, the Bond Trustee or any other Person or any liabilities of the Cash Manager, the Guarantor, the Issuer, the Sellers, the Bond Trustee or any other Person owing to it;
(b)	agrees that, in its capacity as Account Bank, it will not exercise any lien or, to the extent permitted by law, any set-off, any right of deduction, withdrawal or transfer any sum standing to the credit of or to be credited to any of the Guarantor Accounts held with it in or towards satisfaction of any liabilities owing to it by the Cash Manager, the Guarantor, the Issuer, the Bond Trustee or any other Person;
(c)	without prejudice to its rights and obligations as a Secured Creditor under the Security Agreement, agrees that it will not, solely in its capacity as Account Bank, procure or take any steps whatsoever to recover any amount due or owing to it pursuant to this Agreement or any other debts whatsoever owing to it by the Guarantor, which could result in the winding-up or liquidation of the Guarantor or any of its general partners or commence any Insolvency Proceeding in relation to the Guarantor or any of its general partners in respect of any of the liabilities of the Guarantor whatsoever, other than to the extent permitted under the Security Agreement;
(d)	agrees that it will have recourse only to sums paid to or received by (or on behalf of) the Guarantor pursuant to the Transaction Documents;
(e)	agrees that it will promptly notify the Cash Manager, the Guarantor and the Bond Trustee if compliance with any instruction would cause the Guarantor Accounts held with it to which such instruction relates to have a negative balance or would result in a breach of the applicable Priority of Payments; and
(f)	acknowledges that the Guarantor has, pursuant to the Security Agreement, inter alia, assigned by way of security all its rights, title, interest and benefit, present and future, in and to, all sums from time to time standing to the credit of the Guarantor Accounts held with it and all of its rights under this Agreement to the Bond Trustee (for itself and on behalf of the Secured Creditors).
4.2	Account Statement

Unless and until directed otherwise by the Bond Trustee, the Account Bank will and is hereby authorized to provide each of the Cash Manager, the Guarantor and the Bond Trustee with a written statement in respect of each Guarantor Account held with it delivered in accordance with Article 10 (Notices) on a monthly basis and also as soon as reasonably practicable after receipt of a request for a statement.

Article 5
certification, indemnity and Guarantor acceleration notice

5.1	Account Bank to Comply with Cash Manager’s Instructions

Unless otherwise directed in writing by the Bond Trustee pursuant to Section 5.3 (Consequences of a Guarantor Acceleration Notice) below, in making any transfer or payment from any Guarantor Account held with the Account Bank in accordance with this Agreement, the Account Bank will be entitled to act as directed by the Cash Manager pursuant to Sections 2.1 (Instructions from the Cash Manager) and 2.2 (Timing of Payment) above and to rely as to the amount of any such transfer or payment on the Cash Manager's instructions in accordance with the relevant Mandate, and the Account Bank will have no liability to the Cash Manager, the Guarantor, the Sellers or the Bond Trustee for having acted on such instructions.

5.2	Guarantor’s Indemnity

Subject to the prior ranking obligations set out in the applicable Priority of Payments and the Security Agreement, the Guarantor will indemnify the Account Bank or, pursuant to Section 5.3 (Consequences of a Guarantor Acceleration Notice), the Bond Trustee, as the case may be, to the extent of available funds then standing to the credit of the Guarantor Accounts held with the Account Bank against any loss, liability, claim, expense or damage suffered or incurred by the Account Bank or the Bond Trustee, as the case may be, in complying with any instruction delivered pursuant to and in accordance with this Agreement, save that this indemnity will not extend to:

(a)	the charges of the Account Bank (if any) for the operation of the Guarantor Accounts held with the Account Bank other than as provided in this Agreement; and
(b)	any loss, liability, claim, expense or damage suffered or incurred arising from any breach by the Account Bank of its obligations under this Agreement to the extent that such loss, liability, claim, expense or damage is suffered or incurred as a result of any dishonesty, bad faith, wilful misconduct, negligence or reckless disregard by the Account Bank or as a result of a breach by the Account Bank of any covenant, obligation, term or condition of this Agreement or any other Transaction Document to which the Account Bank is a party (in its capacity as such) in relation to such functions.
5.3	Consequences of a Guarantor Acceleration Notice

The Account Bank acknowledges that, if it receives notice in writing from the Bond Trustee to the effect that a Guarantor Acceleration Notice has been served on the Guarantor, all right, authority and power of the Cash Manager in respect of each of the Guarantor Accounts will be terminated and be of no further effect and the Account Bank agrees that it will, upon receipt of such notice from the Bond Trustee, comply with the directions of the Bond Trustee in relation to the operation of each of the Guarantor Accounts. Following receipt of such notice, the Account Bank will be entitled to act, without further inquiry, solely on any direction received from the Bond Trustee pursuant to this Section 5.3 and to rely as to the amount of any such transfer or payment on the Bond Trustee’s instructions in accordance with the relevant Mandate, and the Account Bank will have no liability hereunder to the Cash Manager, the Guarantor or the Bond Trustee for having acted on such instructions.

Article 6
change of bond trustee or account bank

6.1	Change of Bond Trustee

If there is any change in the identity of the Bond Trustee in accordance with the Security Agreement, the Account Bank, the Cash Manager, the GDA Provider and the Guarantor will execute such documents and take such action as the successor Bond Trustee and the outgoing Bond Trustee may reasonably require for the purpose of vesting in the successor Bond Trustee the rights and powers of the outgoing Bond Trustee under this Agreement and releasing the outgoing Bond Trustee from its future obligations under this Agreement.

6.2	Limitation of Liability of Bond Trustee

It is hereby acknowledged and agreed that by its execution of this Agreement, the Bond Trustee will not assume or have any obligations or liabilities to the Account Bank, the Cash Manager or the Guarantor under this Agreement notwithstanding any provision herein and that the Bond Trustee has agreed to become a party to this Agreement for the purpose only of taking the benefit of this Agreement and agreeing to amendments to this Agreement pursuant to Article 18 (Amendment, Modification, Variation or Waiver). For the avoidance of doubt, the parties to this Agreement acknowledge that the rights and powers of the Bond Trustee are governed by the Security Agreement. Any liberty or right which may be exercised or determination which may be made under this Agreement by the Bond Trustee may be exercised or made in the Bond Trustee's absolute discretion without any obligation to give reasons therefore and the Bond Trustee will not be responsible for any liability occasioned by so acting but subject always to the provisions of Section 11.1 (Standard of Care) of the Security Agreement.

6.3	Change of Account Bank

If there is any change in the identity of the Account Bank, otherwise permitted hereunder, the Cash Manager, the GDA Provider, the Guarantor, the Bond Trustee will execute such documents and take such actions as each new Account Bank and the ongoing Account Bank and the Bond Trustee may require for the purpose of vesting in each new Account Bank the rights and obligations of the outgoing Account Bank and releasing the outgoing Account Bank from its future obligations under this Agreement.

Article 7
Termination

7.1	Termination of Events

The Guarantor (or the Cash Manager on its behalf):

(a)	may (with the prior written consent of the Bond Trustee, which consent shall not be withheld unless the Bond Trustee determines that the termination of this Agreement would be materially prejudicial to the interests of the Covered Bondholders) terminate this Agreement with respect to the Account Bank in the event that the matters specified in paragraphs (i), (vi) or (vii) below occur;

(b)	will (with the prior written consent of the Bond Trustee, which consent shall not be withheld unless the Bond Trustee determines that the termination of this Agreement would be materially prejudicial to the interests of the Covered Bondholders) terminate this Agreement with respect to the Account Bank in the event that any of the matters specified in paragraphs (iii) to (v) (inclusive) below occurs or if the GDA Provider is terminated in accordance with the terms of the Guaranteed Deposit Account Contract; and
(c)	in the event that any of the matters specified in paragraph (ii) or (viii) below occur, the Guarantor will (or will cause the Cash Manager to) take the actions described in Section 4.1(f) of the Cash Management Agreement and the Guarantor will terminate this Agreement, in each case by serving a written notice of termination on the Account Bank (such termination to be effective three Toronto Business Days following service of such notice and, in the case of (c), no later than five Toronto Business Days following the occurrence of any of the matters specified therein) directing the Account Bank to transfer all funds standing in the Guarantor Accounts maintained by the Account Bank to a third party selected by the Guarantor (or the Cash Manager on its behalf) in any of the following circumstances:

(i)	if a deduction or withholding for or on account of any Tax is imposed, or it appears likely that such a deduction or withholding will be imposed, in respect of the interest payable on any Guarantor Account held with the Account Bank;
(ii)	if one or more Rating Agencies downgrade the unsecured, unsubordinated and unguaranteed debt obligations or issuer default rating, as applicable, of the Account Bank below the Account Bank Required Ratings;
(iii)	if the Account Bank, otherwise than for the purposes of such solvent amalgamation, merger or reorganisation as referred to in paragraph (iv) below, ceases or, through an authorized action of the board of directors of the Account Bank, threatens to cease to carry on all or substantially all of its business or the Account Bank itself;
(iv)	if an order is made or an effective resolution is passed for the winding-up of the Account Bank except a winding-up for the purposes of or pursuant to a solvent amalgamation, merger or reorganisation the terms of which have previously been approved in writing by the Guarantor and the Bond Trustee (such approval not to be unreasonably withheld or delayed);
(v)	an Insolvency Proceeding occurs in respect of the Account Bank;

(vi)	default is made by the Account Bank in the performance or observance of its covenants and obligations, or a breach by the Account is made of any of its representations and warranties under Sections 13.1(d), 13.1(e), 13.1(f), 13.1(g) and 13.1(h);
(vii)	default is made by the Account Bank in the performance or observance of any of its other covenants and obligations under this Agreement and such default continues unremedied for a period of thirty (30) days after the earlier of the Account Bank becoming aware of such default and receipt by the Account Bank of written notice from the Bond Trustee requiring the same to be remedied; or
(viii)	an Issuer Event of Default occurs and is continuing (provided that the Account Bank is the Issuer or an Affiliate thereof),

and the Guarantor (or the Cash Manager on its behalf) or the Bond Trustee, as the case may be, will concurrently with the delivery of a written notice of termination to the Account Bank, serve a Standby Account Bank Notice on the Standby Account Bank.

7.2	Notification of Termination Event

Each of the Guarantor, the Cash Manager and the Account Bank undertakes and agrees to notify the Bond Trustee in accordance with Article 10 (Notices) promptly upon becoming aware thereof of any event that would or could entitle the Bond Trustee to serve a notice of termination pursuant to Section 7.3 (Termination by Bond Trustee).

7.3	Termination by Bond Trustee

In addition, prior to the service of a Guarantor Acceleration Notice on the Guarantor, the Bond Trustee may terminate this Agreement and close any of the Guarantor Accounts held with an Account Bank by service of a notice of termination on the Account Bank (such termination to be effective three Toronto Business Days following service of such notice) if any of the events specified in Sections 7.1 (i), (ii), (iv), (v) and (vi) of this Agreement occurs in relation to the Account Bank. Following the service of a Guarantor Acceleration Notice on the Guarantor, the Bond Trustee may serve a notice of termination at any time.

7.4	Automatic Termination
(a)	This Agreement will automatically terminate (if not terminated earlier pursuant to this Article 7) on the date falling 90 days after the termination of the Guarantor Agreement.
(b)	This Agreement shall automatically terminate (if not terminated earlier pursuant to this Article 7) upon the termination of the Guaranteed Deposit Account Contract pursuant to Article 5 therein.

7.5	Termination by Account Bank

The Account Bank may terminate this Agreement and cease to operate the Guarantor Accounts at any time on giving not less than three months’ prior written notice thereof ending on any Toronto Business Day which does not fall on a Guarantor Payment Date or less than ten (10) Toronto Business Days before a Guarantor Payment Date to each of the other parties hereto, provided that such termination will not take effect (i) until a replacement Account Bank that is a chartered bank under the Bank Act with ratings required by the relevant Rating Agencies accedes to this Agreement or has entered into an agreement in form and substance similar to this Agreement, and (ii) the Rating Agency Condition has been satisfied in respect thereof. For greater certainty, the Account Bank will not be responsible for any costs or expenses occasioned by such termination and cessation. In the event of such termination and cessation the Account Bank will assist the other parties hereto to effect an orderly transition of the banking arrangements documented hereby.

7.6	Notice of Termination/Resignation to CMHC

Upon any termination or resignation of the Account Bank hereunder, the Guarantor shall provide notice to CMHC of such termination or resignation and of the Account Bank’s replacement contemporaneously with the earlier of (i) notice of such termination or resignation and replacement to a Rating Agency, (ii) notice of such termination or resignation and replacement being provided to or otherwise made available to Covered Bondholders, and (iii) five (5) Toronto Business Days following such termination or resignation and replacement (unless the replacement Account Bank has yet to be identified at that time, in which case notice of the replacement Account Bank may be provided no later than ten (10) Toronto Business Days thereafter). Any such notice shall include (if known) the reasons for the termination or resignation of the Account Bank, all information relating to the replacement Account Bank required by the CMHC Guide and the new agreement or revised and amended copy of this Agreement to be entered into with the replacement counterparty. Notice of termination of the Guaranteed Deposit Account Contract pursuant to Article 5 therein shall be given contemporaneously and in the same form as notice provided herein regarding the Account Bank.

Article 8
further assurance

8.1	Further Assurance

The parties hereto agree that they will co-operate fully to do all such further acts and things and execute any further documents as may be necessary or reasonably desirable to give full effect to the arrangements contemplated by this Agreement.

Article 9
confidentiality

9.1	Confidentiality

None of the parties hereto will during the term of this Agreement or after its termination disclose to any Person whatsoever (except as provided herein, in accordance with the CMHC Guide, or in any of the other Transaction Documents to which it is a party or with the authority of the other parties hereto or so far as may be necessary for the proper performance of its obligations hereunder or unless required by law or any applicable stock exchange requirement or any governmental, regulatory or other taxation authority or ordered to do so by a court of competent jurisdiction or by the Canada Revenue Agency) any information relating to the business, finances or other matters of a confidential nature of any other party hereto of which it may in the ordinary course of its duties hereunder have become possessed and each of the parties hereto will use all commercially reasonable endeavours to prevent any such disclosure.

Article 10
NOTICES

10.1	Notices

Any notices to be given pursuant to this Agreement to any of the parties hereto will be in writing and will be sufficiently served if sent by prepaid first class mail, by hand, e-mail or facsimile transmission and will be deemed to be given (if by facsimile transmission) when dispatched, (in the case of e-mail) upon confirmation of receipt, (if delivered by hand) on the day of delivery if delivered before 5:00 p.m. (Toronto time) on a Toronto Business Day or on the next Toronto Business Day if delivered thereafter or on a day which is not a Toronto Business Day or (if by first class mail) when it would be received in the ordinary course of the post and will be sent:

(a)	in the case of The Bank of Nova Scotia in its capacity as Account Bank, Cash Manager and GDA Provider, to The Bank of Nova Scotia, Scotia Plaza, 44 King Street West, Toronto, Ontario M5H 1H1 (facsimile number 416-945-4001) for the attention of the Managing Director, Alternate Funding, e-mail: jake.lawrence@scotiabank.com;
(b)	in the case of the Guarantor, to Scotiabank Covered Bond Guarantor Limited Partnership, c/o The Bank of Nova Scotia, Scotia Plaza, 44 King Street West, Toronto, Ontario M5H 1H1 (facsimile number 416-945-4001) for the attention of the Managing Director, Alternate Funding, e-mail: jake.lawrence@scotiabank.com; and
(c)	in the case of the Bond Trustee, to Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, Toronto, Ontario, M5J 2Y1 (facsimile number 416-981-9777) for the attention of the Manager, Corporate Trust, email: corporatetrust.toronto@computershare.com, or to such other physical or e-mail address or facsimile number or for the attention of such other person or entity as may from time to time be notified by any party to the others by written notice in accordance with the provisions of this Article 10.

Article 11
interest

11.1	GDA Account

Interest will be paid on the GDA Account in accordance with the terms of the Guaranteed Deposit Account Contract.

11.2	Transaction Account

In respect of each period from (and including) the first day of each month (or, in respect of the first such period, the first applicable day) to (but excluding) the last day of each month, the Account Bank will pay, on the last Toronto Business Day of each month, interest in arrears on any cleared credit balances on the Transaction Account and any other accounts opened by the Guarantor with the Account Bank, other than the GDA Account, at the same rates as are generally applicable to accounts of the same type held by business customers of the Account Bank.

Article 12
withholding

12.1	Withholding

All payments by the Account Bank under this Agreement will be made in full without any deduction or withholding (whether in respect of set-off, counterclaim, duties, Taxes, charges or otherwise whatsoever) unless the deduction or withholding is required by law, in which event the Account Bank will:

(a)	ensure that the deduction or withholding does not exceed the minimum amount required by Law;
(b)	pay to the relevant Taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding;
(c)	furnish to the Guarantor or the Bond Trustee (as the case may be) within the period for payment permitted by the applicable Law, either:
(i)	an official receipt of the relevant taxation or other authorities involved in respect of all amounts so deducted or withheld; or
(ii)	if such receipts are not issued by the taxation or other authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding; and
(d)	account to the Guarantor in full by credit to the GDA Account (as the case may be) for an amount equal to the amount of any rebate, repayment or reimbursement of any deduction or withholding which the Account Bank has made pursuant to this Article 12 and which is subsequently received by the Account Bank.

Article 13
representations, wARRANTIES and Covenant

13.1	Representations, Warranties and Covenants

The Account Bank represents and warrants to, and covenants with, each of the Cash Manager, the GDA Provider, the Guarantor and the Bond Trustee at the date hereof, on each date on which an amount is credited to the Guarantor Accounts and on each Guarantor Payment Date, that:

(a)	it is a bank named in Schedule I to the Bank Act and is duly qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to qualify would not constitute a Material Adverse Event;
(b)	the execution, delivery and performance by the Account Bank of this Agreement are within the Account Bank’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene or result in a default under or conflict with: (i) the charter or by-laws of the Account Bank; (ii) any law, rule or regulation applicable to the Account Bank; or (iii) any order, writ, judgment, award, injunction, decree or contractual obligation binding on or affecting the Account Bank or its property;
(c)	it is not a non-resident of Canada within the meaning of the Tax Act;
(d)	it possesses the necessary experience, qualifications, facilities and other resources to perform its responsibilities in relation to its duties and obligations hereunder and the other Transaction Documents to which it is a party;
(e)	it is and will continue to be in regulatory good standing and in material compliance with and under all Laws applicable to its duties and obligations hereunder and the other Transaction Documents to which it is a party;
(f)	it is and will continue to be in material compliance with its internal policies and procedures (including risk management policies) relevant to its duties and obligations hereunder and the other Transaction Documents to which it is a party;
(g)	it will exercise reasonable skill and care in the performance of its obligations hereunder and the other Transaction Documents to which it is a party;
(h)	it will comply with the CMHC Guide and all material legal and regulatory requirements applicable to the conduct of its business so that it can lawfully attend to the performance of its obligations hereunder and the other Transaction Documents to which it is a party; and
(i)	the unsecured, unsubordinated and unguaranteed debt obligations or issuer default rating, as applicable, of the Account Bank rated by each of the Rating Agencies are at or above each of the Account Bank Required Ratings.
13.2	Undertaking

The Account Bank undertakes to notify the Cash Manager, the Guarantor and the Bond Trustee immediately if, at any time during the term of this Agreement, either of the statements contained in Section 13.1 (Representations, Warranties and Covenants) ceases to be true. The representations, warranties and covenants set out in Section 13.1 (Representations, Warranties and Covenants) will survive the signing and delivery of this Agreement.

Article 14
entire agreement

14.1	Entire Agreement

This Agreement, the schedules hereto, the Cash Management Agreement, the Guaranteed Deposit Account Contract and the Security Agreement together constitute the entire agreement and understanding between the parties in relation to the subject matter hereof and cancel and replace any other agreement or understanding in relation thereto.

Article 15
assignment

15.1	Assignment

Subject always to the provisions of Article 13 (STEP Plans and Intercreditor Arrangements) of the Mortgage Sale Agreement and Section 15.2 (Assignment under Security Agreement) herein, no party hereto will be entitled to assign all or any part of its rights or obligations hereunder to any other party without the prior written consent of each of the other parties hereto (which will not, if requested, be unreasonably withheld or delayed or made subject to conditions) save that the Guarantor will be entitled to assign whether by way of security or otherwise all or any of its rights under this Agreement and all or any of its interest in the Loans and their Related Security without such consent to the Bond Trustee pursuant to the Security Agreement and the Bond Trustee may at its sole discretion assign all or any of its rights under or in respect of this Agreement and all or any of its interest in the Loans and their Related Security without such consent in exercise of its rights under the Security Agreement. If any party assigns any of its obligations under this Agreement as permitted by this Agreement, such party will provide at least 10 Toronto Business Days’ prior written notice of such assignment to DBRS.

15.2	Assignment under Security Agreement

The parties hereto, other than the Bond Trustee and the Guarantor, acknowledge that on the assignment pursuant to the Security Agreement by the Guarantor to the Bond Trustee of the Guarantor’s rights under this Agreement, the Bond Trustee may enforce such rights in the Bond Trustee’s own name without joining the Guarantor in any such action (which right such parties hereby waive) and such parties hereby waive as against the Bond Trustee any rights or equities in its favour arising from any course of dealing between one or more of such parties and the Guarantor.

Article 16
limitation of liability

16.1	Limitation of Liability

Scotiabank Covered Bond Guarantor Limited Partnership is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is, except as expressly required by law, only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital.

Article 17
amendment, MODIFICATION, VARIATION OR WAIVER

17.1	General

Subject to Section 20.7 (Modification, Waiver or Authorization to Transaction Documents) of the Security Agreement, any amendment, modification or variation to this Agreement will be made only with the prior written consent of each party to this Agreement.

17.2	Material Amendment, Modification, Variation or Waiver

Each proposed amendment, modification, variation or waiver of rights under this Agreement that is considered by the Guarantor to be a material amendment, modification, variation or waiver will be subject to satisfaction of the Rating Agency Condition. For certainty, any amendment to (i) a Ratings Trigger provided for in this Agreement that lowers the ratings specified therein, or (ii) the consequences of breaching a Ratings Trigger provided for in this Agreement that makes such consequences less onerous, shall be deemed to be a material amendment. The Guarantor (or the Cash Manager on its behalf) will deliver notice to the Rating Agencies from time to time of any amendment, variation or waiver with respect to which satisfaction of the Rating Agency Condition is not required, provided that failure to deliver such notice will not constitute a breach of the obligations of the Guarantor under this Agreement. The Guarantor (or the Cash Manager on its behalf) will deliver notice to CMHC from time to time of any amendment, variation or waiver with respect to which notice to CMHC is required by the CMHC Guide, provided that failure to deliver such notice will not constitute a breach of the obligations of the Guarantor under this Agreement.

17.3	Other

For greater certainty, this Agreement may only be amended, varied or the rights hereunder waived by written agreement between the parties hereto and any failure or delay by a party hereto in enforcing, or insisting upon strict performance of, any provision of this Agreement will not be considered to be a waiver, amendment or variation of such provision or in any way affect the validity or enforceability of this Agreement.

Article 18
enurement

18.1	Enurement

This Agreement enures to the benefit of and is binding upon each of the parties to this Agreement and their respective successors (including any successor by reason of amalgamation of any party) and assigns.

Article 19
Non-petition

19.1	Non-Petition

The Cash Manager, the Account Bank and the GDA Provider agree that they will not institute or join any other Person or entity in instituting against, or with respect to, the Guarantor, or any general partners of the Guarantor, any bankruptcy or insolvency event so long as any Covered Bonds issued by the Issuer under the Program will be outstanding or there will not have elapsed one year plus one day since the last day on which any such Covered Bonds will have been outstanding. The foregoing provision will survive the termination of this Agreement by any of the parties hereto.

Article 20
Exclusion of third party rights

20.1	Exclusion of Third Party Rights

Except as otherwise expressly provided in this Agreement, the parties hereto intend that this Agreement will not benefit, or create any right or cause of action on behalf of, any Person other than a party hereto and that no Person, other than a party hereto, will be entitled to rely on the provisions of this Agreement in any proceeding.

Article 21
counterparts

21.1	Counterparts

This Agreement may be signed (manually or by facsimile) and delivered in one or more counterparts, all of which, taken together, will constitute one and the same document.

Article 22
AGENCY

22.1	Agency

The Account Bank agrees and confirms that, unless otherwise notified by the Guarantor or the Bond Trustee in accordance with the terms of this Agreement, the Cash Manager, as agent of the Guarantor, may act on behalf of the Guarantor under this Agreement.

Article 23
governing law

23.1	Governing Law

This Agreement will be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

23.2	Submission to Jurisdiction

Each party to this Agreement hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario in any action or proceeding arising out of or relating to this Agreement.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first before written.

SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP by its managing general partner SCOTIABANK COVERED BOND GP INC.
By:	/s/ Jake Lawrence
Name: Jake Lawrence
Title: President and Secretary

THE BANK OF NOVA SCOTIA, in its capacity as Account Bank, Cash Manager and GDA Provider
By:	/s/ Ian Berry
Name: Ian Berry
Title: Managing Director and Head, Funding and Liquidity Management

COMPUTERSHARE TRUST COMPANY OF CANADA, as Bond Trustee
By:	/s/ Sean Pigott
Name: Sean Pigott
Title: Corporate Trust Officer

By:	/s/ Stanley Kwan
Name: Stanley Kwan
Title: Associate Trust Officer

SCHEDULE 1

BANK MANDATES – TRANSACTION ACCOUNT AND GDA ACCOUNT

BUSINESS ACCOUNTS

Your Guide to Fees and Interest Schedules

March 2013

Table of Contents

Introduction

Accounts and Fees

Basic Business Accounts

Account Plans

Non-Interest Bearing Accounts

Interest Bearing Accounts

Transaction, Deposit and Account Statement Fees

Sundry Service Fees

Electronic Banking and Cash Management Services

Cheque Hold

Customer Service

Know your business banking as well as you know your business.

Our goal is to provide effective, convenient and cost-efficient financial solutions for our customers. Through our comprehensive banking packages, basic operating and investment accounts and electronic banking services, we strive to put you in control of your banking and make it easier to manage your day-to-day transactions. This guide details the many business banking solutions available to you and explains the fees applicable to accounts with standard pricing.

How Accounts work.

Basic Business Accounts: Non-packaged accounts that provide a range of deposit and payment services on a ‘pay-per-use’ basis. By maintaining a certain minimum monthly credit balance, you can earn free transactions.

Account Plans: Offers comprehensive business banking packages with fixed monthly fees in addition to overdraft protection, electronic banking and ScotiaCard® services.

Interest Bearing Accounts: Enable businesses to earn competitive rates of interest with interest bearing operating accounts or offer convenient investment options for surplus funds.

How Fees are charged.

Transaction, Deposit and Account Statement Fees: Transaction fees are charges for each item that goes through an account and deposit fees are for the processing of the cash, coin, cheques, and other items as they are deposited.

Business Account customers pay per transaction while Account Plan customers select an account option tier that best matches the number of transactions they perform in a month. Account activity over and above their plan is charged on a ‘pay-per-use’ basis.

Fees for account related charges are calculated and applied to each account per statement cycle.

Sundry Service Fees: These fees are applied for account activities such as supplying cash and coin, certifying cheques or stop payments. Fees are collected at the time the service is provided. All Business Accounts are subject to these fees where applicable.

Have you considered?

Electronic Banking and Cash Management Services: Our electronic banking services deliver online access to account balances, transaction reporting, funds transfer and more. In addition, our cash management services for commercial and corporate clients help to monitor and manage cash flow.

Contact us online, by phone or by visiting a branch for more information.

Accounts and Fees

BUSINESS ACCOUNT ACCOUNT INCLUDED TRANSACTIONS SPECIAL FEATURES MAINTENANCE FEE

BASICS BUSINESS $9.95 Free transaction allowance Account maintenance fee ACCOUNT for each minimum monthly waived when the minimum credit balance of $1,0002 monthly credit balance is $5,000 or over

ACCOUNT PLAN FULL- SELF for business SERVICE SERVICE $16.00 $12.00 15 $23.00 $18.00 25 $38.00 $29.00 45 $49.00 $36.00 60 $78.00 $53.00 100 $112.50 $78.00 150

SCOTIAONE ACCOUNT PLAN for business $49.00 n/a 60 Includes both personal and $78.00 n/a 100 business banking for one price4 $112.50 n/a 150

SCOTIAONE ACCOUNT PLAN for agriculture $25.00 n/a 55 Includes both personal and business banking for one price4

3000Plus ACCOUNT PLAN $33.00 n/a 110 Only available to customers who enroll in Scotia Professional® Plan (SPP)

SCOTIA COMMUNITY ACCOUNT PLAN $2.50 n/a 10 Designed for registered charities or community groups who perform a limited number of banking transactions per month

ONLINE FOREIGN CURRENCY ACCOUNT $16.00 2 Outgoing Wires7

BUSINESS INTERESTS ACCOUNT $9.95 Account maintenance fee waived when the minimum monthly credit balance is $5,000 or over DUAL RATE ACCOUNT $9.95 Account maintenance fee waived when the minimum monthly credit balance is $5,000 or over

Business Account	Account Maintenance Fee	Included Transactions[1]	Special Features
Business Investment Account			
	nil		A fee of $5.00 is applied for each cheque issued
Treasury Account			
	nil		No minimum balance required
Scotia Power Savings *for business* (SPS*fb*)[3]			
	nil	Unlimited free $CDN self-service transfers to and from your other Scotiabank account(s)[5]	Unlimited free $CDN "Other Credits[6]"
Money Master *for business*™ (*MMfb*) account[3]			
	nil	Unlimited number of transfers between your *MMfb* and your other Scotiabank account(s)[5]	No minimum balance required

1 Transactions that are included in the monthly plans' fees or transactions for which a free transaction allowance applies. Included transactions or free transaction allowances are allocated in the order in which they appear in the Transaction Fees chart. (See page 17.)
2 Free transaction allowance applies to Basic Business Account only.
3 Account Plan *for business*, ScotiaOne Account Plan *for business*, ScotiaOne Account Plan *for agriculture*, SPP *Plus* Account Plan, Scotia Community Account Plan, Scotia Power Savings *for business* and Money Master *for business* are available in Canadian Dollar accounts only.
4 For Personal Banking fees and options, see the **Day-to-Day Banking Companion Booklet**.
5 Transfers must be processed using *Scotia OnLine*® Financial Services, *TeleScotia*® telephone banking, wireless banking or any Scotiabank automated banking machine. For all other debit and credit transactions, a $5 per transaction fee will apply.
6 See Transaction, Deposit, Account Statement, and Sundry Service Fees charts on pages 17 through 21.
7 All other wire fees are charged at standard rates.

4

Basic Business Accounts

This describes our non-packaged accounts that provide a wide range of deposit and payment services on a “pay-per-use” basis. A monthly account maintenance fee, and transaction and other sundry service fees are applied based on your account balance and services used.

You earn one free transaction on these accounts with standard pricing by keeping a $1,000 minimum monthly credit balance, and you will pay no monthly account maintenance fee if your minimum monthly credit balance is $5,000 or over. Note: Free transactions are awarded in the order as noted in the Transaction Fees chart on page 17. Fees are applied in the currency of the account.

DEPOSIT ACCOUNTS CANADIAN AND U.S. DOLLAR

Ideal for business customers looking for basic daily operating accounts enabling you to:

Issue cheques, pre-authorized and electronic payments Receive electronic payments Make in-branch deposits for same-day availability Make night deposits for next business-day funds availability Receive detailed monthly statements of all account transactions

Fees applied:

An account maintenance fee of $9.95 is applied to each account per statement cycle period, and is waived when the minimum monthly credit balance is $5,000 or over. All deposits, withdrawals, and other account transaction services are charged on a “pay-per-use” basis. (See Transaction, Deposit, Account Statement, and Sundry Service Fees charts on pages 17 through 21.)

Deposits to U.S. Dollar Business AccountsB

Deposits to U.S. Dollar Business Accounts may be subject to deficiency fees. Because it takes time to clear funds for items drawn in U.S. dollars, deposits made to U.S. Dollar Business Accounts are subject to a deposit-clearing float, which represents the value of the funds between the date of deposit and the date the bank actually receives value from the institution on which the item is drawn. For the deposit-clearing float and any applicable deficiency fee calculations, see footnote 3 on Deposit-Clearing Float (U.S. Dollar Business Accounts) on page 18.

Account Plans

Our comprehensive suite of business and personal account packages provide high value and convenience for business customers.

Account Plan *for business*

Ideal for customers looking for the convenience of a comprehensive business banking package, Account Plan *for business* delivers several account options with corresponding fixed monthly fees. All options include:

- Overdraft Protection of up to $5,000[C]
- Electronic Banking *for business*™
- *ScotiaCard*

Monthly fees

Full-Service[1]	Self-Service	Transactions[2&D]	Deposit Contents[D] Cash	Items
$16.00	$12.00	15	$1,000	5
$23.00	$18.00	25	$2,000	10
$38.00	$29.00	45	$2,500	20
$49.00	$36.00	60	$3,000	30
$78.00	$53.00	100	$5,000	50
$112.50	$78.00	150	$10,000	75

We offer preferred pricing to Registered Charities and eligible Community Groups. Registered Charities save 50% and Community Groups save 35% on the published monthly plan fees on any of our Account Plan *for business* options. Kindly refer to the brochure **Contributing to the well-being of our communities** for eligibility, available at your branch.

Additional transactions: Transactions over the number included in each option are charged on a "pay-per-use" basis. (See Transaction, Deposit, Account Statement, and Sundry Service Fees charts on pages 17 through 21.)

Fees in addition to the monthly plan fee apply as follows:

Overdraft Protection[C]: Monthly fee waived for Business Accounts on the Account Plan *for business*.

Electronic Banking: Refer to page 22.

6

ScotiaOne Account Plan *for business*

This is an all-in-one service package for your business and personal accounts. Our most versatile and comprehensive full-service banking package, ScotiaOne Account Plan *for business*, comes with three monthly fee package options.

These options include all of the following products and services:

- Account Plan *for business* with up to $5,000 optional Overdraft Protection[C]
- ScotiaLine *for business*™ VISA* card[C]
- Personal Banking account with up to $5,000 optional Overdraft Protection[C]
- Electronic Banking *for business*
- *ScotiaCard*

Monthly fees	Account Plan *for business*			Personal Account
Full-Service[1]	Transactions[2&D]	Deposit Contents[D] Cash	Items	Transactions[D]
$49.00	60	$3,000	30	50
$78.00	100	$5,000	50	100
$112.50	150	$10,000	75	100

Additional transactions: Business Account transactions and deposit contents over the number included in each option are charged on a "pay-per-use" basis. (See Transaction, Deposit, Account Statement, and Sundry Service Fees charts on pages 17 through 21. See Day-to-Day Banking Companion Booklet for Personal *Basic Banking Plan* account fees.)

Fees in addition to the monthly plan fee apply as follows:

Overdraft Protection[C]: Monthly fee waived for Business Accounts on the ScotiaOne Account Plan *for business*. Personal Accounts with Overdraft Protection are referred to the Day-to-Day Companion Booklet for the fees, rates and Overdraft Protection Agreement.

VISA*[C]: Standard non-interest charges apply. For current rates and information on fees and interest costs, call 1-888-882-8958 or visit www.scotiabank.com

More than one business owner: Up to two additional personal accounts are available with each account plan. The additional monthly fee is $8 for each additional personal account with 50 transactions, and $15 for each additional personal account with 100 transactions.

Electronic Banking: Refer to page 22.

7

ScotiaOne Account Plan *for agriculture*

This account plan, designed specially for agri-businesses, is our most versatile and comprehensive full-service banking package for your agri-business and personal accounts.

This plan includes all of the following products and services:

- Account Plan *for business*
- Credit Line *for agriculture* by way of overdraft[C] or Overdraft Protection[C] (max. $5,000)
- Personal Banking account with up to $5,000 optional Overdraft Protection[C]
- Electronic Banking *for business*
- *ScotiaCard*

Monthly fees	Account Plan *for business*			Personal Account
Full-Service[1]	Transactions[2&D]	Deposit Contents[D] Cash	Items	Transactions[D]
$25.00	55	$3,000	30	50

Additional transactions: Business Account transactions and deposit contents over the number included are charged on a "pay-per-use" basis. (See Transaction, Deposit, Account Statement, and Sundry Service Fees charts on pages 17 through 21. See **Day-to-Day Banking Companion Booklet** for Personal *Basic Banking Plan* account fees.)

Fees in addition to the monthly plan fee apply as follows:

Overdraft Protection[C]: Monthly fee waived for Business Accounts on the ScotiaOne Account Plan *for agriculture*. Personal Accounts with Overdraft Protection are referred to the Day-to-Day Companion Booklet for the fees, rates and Overdraft Protection Agreement.

Credit Line *for agriculture*: Monthly fee waived where the credit line is availed by way of overdraft.

More than one business owner: Up to two additional personal accounts are available. The additional monthly fee is $8 for each additional personal account.

Electronic Banking: Refer to page 22.

8

SPP *Plus* Account Plan

This account plan is designed for customers who operate their own practice and is intended to meet the needs of professionals with high volume transactions at a special price.

Customers interested in the SPP *Plus* Account Plan must also enroll in *Scotia Professional®* Plan. Besides accessing the account plan features, *Scotia Professional* Plan customers also receive the following products and services:

- Choice of Overdraft Protection of up to $5,000 or operating loans by way of overdraft[C]
- Electronic Banking *for business*
- *ScotiaCard*

Monthly fees

Full-Service[1]	Transactions[2&D]	Deposit Contents[D] Cash	Items
$33.00	110	$3,000	40

There is no further discount on this account plan monthly fee for *Scotia Professional* Plan customers.

Additional transactions: Business Account transactions and deposit contents over the number included are charged on a "pay-per-use" basis. (See Transaction, Deposit, Account Statement, and Sundry Service Fees charts on pages 17 through 21.)

Fees in addition to the monthly plan fee apply as follows:

***Scotia Professional* Plan**: Contact your Small Business advisor for details of the benefits and fees associated with *Scotia Professional* Plan.

Overdraft Protection[C]: Monthly fee waived for Business Accounts on the SPP *Plus* Account Plan.

Electronic Banking: Refer to page 22.

9

Scotia® Community Account Plan

Ideal for smaller registered charities or community groups who perform a limited number of banking transactions per month. The Scotia Community Account Plan includes:

- Overdraft Protection *for business* account with up to $5,000[C]
- Electronic Banking *for business*
- *ScotiaCard*

Monthly fees	Scotia Community Account Plan		
Full-Service[1]	Transactions[2&D]	Deposit Contents[D] Cash	Items
$2.50	10	$2,500	10

Additional transactions: Business Account transactions and deposit contents over the number included are charged on a "pay-per-use" basis. (See Transaction, Deposit, Account Statement and Sundry Service Fees charts on pages 17 through 21.)

Fees in addition to the monthly plan fee apply as follows:

Overdraft Protection[C]: Monthly fee waived for Business Accounts on the Account Plan *for business.*

Electronic Banking: Refer to page 22.

Non-Interest Bearing Accounts

Online Foreign Currency Account

The Online Foreign Currency Account is a non-interest bearing business account. Accounts are available in Euro (EUR) and British Pound (GBP). Customers can send and receive wires through this account, utilizing *ScotiaConnect®* electronic banking[B]. The $16 Monthly Maintenance fee and per transaction fees (see pages 17 - 21) are the CAD equivalent, and are charged in the currency of the account. The monthly maintenance fee is for the Online Foreign Currency Account only, all other *ScotiaConnect* service fees will apply.

Maintenance Fee	Transactions
$16.00	2 Outgoing Wires[3]

1 **Full-service** transactions include any transaction (listed on page 17) completed with the assistance of a Customer Service Representative or where manual processing is required. **Self-Service** transactions are defined as transactions processed without the help of a Customer Service Representative through an ABM, telephone or Internet including: cash withdrawals; deposits; funds transferred between Scotiabank accounts; bill payments; pre-authorized account payments and *Interac*[‡] direct payment purchases.

2 Transactions that are included in the monthly plan fee for each applicable account plan option are allocated in the order in which they appear on the Transaction Fees chart on page 17. Additional transactions are charged on a "pay-per-use" basis when applicable.

3 All other wire fees are charged at standard rates.

10

Interest Bearing Accounts%

OPERATING ACCOUNTS

BUSINESS INTERESTS ACCOUNTS CANADIAN AND U.S. DOLLAR

Our Business Interest Accounts make it easy for small to mid-size businesses to earn interest on their working capital. These operating accounts enable all the transaction services of the Basic Business Accounts and pay competitive interest rates on the average monthly credit balance from $5,000 to $500,000.

The annual interest rate tiers are indicated in the table below:

TIERED BALANCE SEGMENTS ACCOUNT INTEREST RATE U.S. ACCOUNT INTEREST RATE

Balance portions of $250,000 or more % % Balance portions from $100,000 to $249,999% % Balance portions from $25,000 to $99,999% % Balance portions from $5,000 to $24,999% % Balances from $0 to $4,999 n/a n/a

Rates as at _________________________________.

(TODAY’S DATE)

Interest rates are subject to change without notice and are quoted as at Scotiabank’s previous business day.

Fees applied:

An account maintenance fee of $9.95 is applied to each account per statement cycle period, and is waived when the minimum monthly credit balance is $5,000 or over.

All deposits, withdrawals, and other account transaction services are charged on a “pay-per-use” basis. (See Transaction, Deposit, Account Statement, and Sundry Service Fees charts on pages 17 through 21.)

Interest is calculated and paid as follows:

CANADIAN DOLLAR BUSINESS INTERESTS ACCOUNT Interest is calculated on the applicable portion of the daily closing credit balance in each tier at the corresponding rate for that tier, and paid at the end of the statement cycle.

U.S. DOLLAR BUSINESS INTERESTS ACCOUNT Interest is calculated on the average credit balance in surplus' in each tier at the corresponding rate for that tier. The average credit balance in surplus is determined by deducting the deposit float compensating balance requirement from the average credit balance during the statement cycle, before interest is calculated. Interest is calculated and paid at the end of the statement cycle.

DUAL RATE ACCOUNT - CANADIAN DOLLAR

The Dual Rate Account is like a combination of a “30-day term deposit” (the minimum monthly balance) with an operating account on top of the minimum monthly balance (the average monthly credit balance less the minimum). Customers with consistently higher balances of $100,000 or more can earn competitive rates of interest on their surplus and operating funds in a single account.

The annual interest rate tiers are indicated in the table below:

TIERED BALANCE SEGMENTS INTEREST RATE ON INTEREST RATE ON MINIMUM BALANCE AVERAGE BALANCE PORTION&

Balances of $5 million or more % % Balances from $1 million to $4,999,999% % Balances from $500,000 to $999,999% % Balances from $100,000 to $499,999% % Balances from $0 to $99,999% %

Rates as at _________________________________.

(TODAY’S DATE)

Interest rates are subject to change without notice and are quoted as at Scotiabank’s previous business day.

Fees applied:

An account maintenance fee of $9.95 is applied to each account per statement cycle period, and is waived when the minimum monthly credit balance is $5,000 or over.

All deposits, withdrawals, and other account transaction services are charged on a “pay-per-use” basis. (See Transaction, Deposit, Account Statement, and Sundry Service Fees charts on pages 17 through 21.)

Interest is calculated and paid as follows:

For the Minimum Balance, interest is calculated on the entire credit balance at a premium rate and paid at the end of the statement cycle. Premium interest is not paid on minimum balances of less than $50,000.

For the Average Balance Portion, interest is calculated on the applicable average balance portion of the daily closing credit balance in each tier at a lesser rate, and paid at the end of the statement cycle. The Average Balance Portion equals the average balance less the minimum balance, except when the minimum balance is less than $50,000; in that case, the Average Balance Portion is equal to the average balance. Interest is not paid if the average balance is less than $50,000.

INVESTMENT ACCOUNTS

BUSINESS INVESTMENT ACCOUNT - CANADIAN AND U.S. DOLLAR

If you keep surplus credit balances of $25,000 to $50,000,000 and are looking for high interest rates without locking into a GIC, consider the Business Investment Account.

Interest is calculated daily on your account closing balance and paid monthly. The annual interest rate used to calculate interest varies based on the balance in your account. The interest rate for a tier is applied to the entire daily closing balance.

The annual interest rate tiers are indicated in the table below:

TIERED BALANCE SEGMENTS ACCOUNT - INTEREST RATE 535 ACCOUNT INTEREST RATE $1 million or more % % $250,000 to $999,999% % $100,000 to $249,999% % $25,000 to $99,999% % Under $24,999 n/a n/a

Rates as at _________________________________.

(TODAY’S DATE)

Interest rates are subject to change without notice and are quoted as at Scotiabank’s previous business day. The account has a maximum balance cap of $50,000,000. Interest is not paid if balance is less than $25,000.

Fees applied:

No monthly account maintenance fee is applied. Our full range of “pay-per-use” banking transactions, deposits and sundry service fees apply (refer to charts on pages 17 through 21). As this account is intended for savings, a fee of $5 is applied per cheque issued.

INTEREST IS CALCULATED AND PAID AS FOLLOWS

Interest is calculated daily on the closing balance and is paid monthly.F

TREASURY ACCOUNT - CANADIAN AND U.S. DOLLAR

The Treasury Account is an overnight or short-term investment account where customers can earn competitive rates of interest and manage their account online. This account is offered to customers with overnight or short-term surplus credit balances up to $20 million for the Canadian Dollar Treasury Account, and up to $10 million for the U.S. Dollar Treasury Account.

$CDN ACCOUNT U.S. ACCOUNT

Interest Rate*F % %

*For Canadian dollar accounts, interest is calculated on the daily closing credit balance and paid monthly. Maximum investment $20 million (CAD), $10 million (USD).

Rates as at _________________________________.

(TODAY’S DATE)

Interest rates are subject to change without notice and are quoted as at Scotiabank’s previous business day.

Fees applied:

This account is available only through ScotiaConnect® electronic banking( that allows customers to invest surplus funds. There is no monthly account maintenance fee on the Treasury Account.

INTEREST IS CALCULATED AND PAID AS FOLLOWS

Premium rates of interest are calculated on daily closing credit balances and paid at the end of the statement cycle. Interest is set daily by 9:30 a.m. ET, account transfers are available up until noon local time every business day.

SCOTIA POWER SAVINGS for business

The Scotia Power Savings for business account is a high interest account specifically designed for Small Business customers. This account provides you with a high yield, liquid alternative to Term Deposits for surplus balances of $25,000 to $1,500,000.

The annual interest rate is indicated below:

BALANCE ACCOUNT - INTEREST RATE $25,000 to $1,500,000* % Under $25,000 n/a

Rates as at _________________________________.

(TODAY’S DATE)

Interest rates are subject to change without notice and are quoted as at Scotiabank’s previous business day. The interest rate is applicable when the daily closing account balance is $25,000 or more.

INTEREST IS CALCULATED AND PAID AS FOLLOWS

Interest is calculated on the daily closing credit balance (at the prevailing rate) and paid at the end of the statement cycle. Interest will be paid on the entire balance up to $1,500,000 when the minimum daily closing balance of $25,000 is met.F

Fees applied:

No monthly account maintenance fee is applied. The account offers unlimited free $CDN self-service transfers to and from your other Scotiabank accounts when you use Scotia OnLine® Financial Services1, ScotiaConnect electronic banking services1, TeleScotia® telephone banking services1, Automated Banking Machines1 (ABMs) or Internet Banking Services1. The account also offers unlimited free $CDN “Other Credits”. As this account is intended for savings, a fee of $5.00 is applied on the following debit transactions (per item):

SERVICE TYPE $CDN ACCOUNT

ABM Withdrawal1 $5.00 Cheque $5.00 Interac† Direct Payment1 $5.00 Bill Payment2 (ABM, Internet or Telephone)1 $5.00 Other Debit $5.00

All other standard pay-per-use banking transaction, deposit and sundry service fees apply.

1 There are separate fees related to the Electronic Banking for business, see page 22, and ScotiaConnect electronic banking services, see page 23.

2 Applicable to payments made using ScotiaConnect electronic banking.

Money Master for business ACCOUNT

The Money Master for business account is available for customers who are seeking a business savings account that pays a competitive rate of interestF. This “virtual” account makes it easy for you to earn interest on your profits and cash reserves, while providing immediate access to your money. The Money Master for business account offers the following benefits:

Competitive interest rate on every dollar saved – interest rate is based on the daily account balance and paid on the entire balance.

No locking-in – cash flow won’t be an issue because you can tap into your cash when and where you need it.

Free paperless record keeping – a transaction history of the current and previous month is available through Scotia OnLine Financial Services to view or download at your convenience.

No monthly fee – for an unlimited number of transfers between your Money Master for business account and your other Scotiabank Business Account(s)1 when you use Scotia OnLine Financial Services, TeleScotia telephone banking, wireless banking or Scotiabank’s automated banking machines (ABMs).

Interest is calculated daily on your account closing balance and paid monthly. The annual interest rate used to calculate interest varies based on the balance in your account. The interest rate for a tier is applied to the entire daily closing balance.

The annual interest rate tiers are indicated in the table below:

TIERED BALANCE SEGMENTS $CDN ACCOUNT - INTEREST RATE $5,000 or more % Under $5,000%

Rates as at _________________________________.

(TODAY’S DATE)

Fees applied:

For all other credit and debit transactions a $5 per transaction fee will apply (e.g. branch transfers/deposits/ withdrawals; ABM withdrawals/deposits; direct payment transactions; pre-authorized payments and bill payments processed at a branch or through an ABM, Scotia OnLine Financial Services, TeleScotia telephone banking or wireless banking).

Monthly paper statement record keeping is available on request. A $2 per month fee will apply.

INTEREST IS CALCULATED AND PAID AS FOLLOWS

Interest is calculated daily on the closing balance and is paid monthly.

1 Regular transaction fees apply on your Scotiabank Business Account(s).

Transaction, Deposit and Account Statement Fees

Scotiabank business customers can access many convenient account services on a "pay-per-use" basis. Fees for these and other account-related charges are totalled and applied to each account per statement cycle period. The following fees apply to both Canadian and U.S. Dollar accounts, in the currency of the account, unless otherwise specified.

Transaction Fees

	Basic Business		Account Plan**
Service Type	**$ CDN Account**	**$US Account**	**$ CDN Account**
Mail deposit	$1.50	$1.50	$1.50
Branch deposit	$1.00	$1.00	$1.00
ABM deposit	$0.90	n/a	$1.00
Cheque	$0.90	$0.90	$1.00
Night deposit	$1.00	$1.00	$1.00
Other credit	$0.90	$0.90	$1.00
Merchant credit[1]	$0.65	n/a	n/a (Included in Plan)
Other debit	$0.90	$0.90	$1.00
Merchant debit[1]	$0.75	n/a	n/a (Included in Plan)
ABM withdrawal[2]	$0.90	n/a	$1.00
Bill payment[3] (ABM, Internet or Telephone)[2]	$0.90	n/a	$1.00
Self-service transfer (ABM, Internet or Telephone)[2]	$0.90	$0.90	$1.00
Interac[†] Direct Payment[2]	$0.90	n/a	$1.00

**Account Plans include: Account Plan *for business*, ScotiaOne Account Plan *for business*, ScotiaOne Account Plan *for agriculture*, SPP *Plus* Account Plan, and Scotia Community Account Plan. Account Plans are available in Canadian dollars only.

Free Transaction Allowance - Canadian and U.S. Dollar Accounts[4]

Free transaction allowances apply to all standard Basic Business Accounts. These are not applicable to Account Plan *for business*, ScotiaOne Account Plan *for business*, ScotiaOne Account Plan *for agriculture*, SPP *Plus* Account Plan and Scotia Community Account Plan or accounts with interest arrangements or discounted transaction fees.

Canadian Dollar Accounts: One free transaction is allowed for each multiple of $1,000 of the minimum monthly credit balance per account statement cycle period. Free transactions are applied in the order listed in the Transaction Fees chart (above).

U.S. Dollar Accounts: One free transaction is allowed in the order of the service types stated above. The account statement cycle average credit balance must be more than the deposit float compensating balance. This is calculated per account statement cycle for each multiple of $1,000 of the lesser of the minimum monthly balance or the surplus average balance.

17

Deposits & Deposit Content Fees

Deposit Contents	$CDN Account	$US Account
Items Deposited		
For each cheque or item deposited to an account	$0.20	$0.45
Cash deposited - notes sorted, counted and bundled	$2.25/$1,000	$2.20/$1,000
Coin deposited - sorted, counted and rolled	$2.00/$100	$2.00/$100
Foreign Currency Conversion - Per deposit received; to convert foreign currency, cash, cheques, drafts, money orders, etc.	$2.00	$2.00
Customer Deposit Adjustment - Each entry processed to correct an error in a deposit made by customer	$2.00	$2.00

Account Statement Fees

Service Type	$CDN Account	$US Account
Statement preparation fee, for Business Accounts, applied to cycle-end statement[5]	$3.00	$3.00
Statement preparation fee, for Account Plans, applied to cycle-end statement[5]	$3.00	n/a
Interim statement, extra copy or statement with cycle-end determined by the customer (in addition to Statement preparation fee)	$6.00	$6.00
Money Master *for business* account		
Paperless record keeping	nil	n/a
Monthly paper statement	$2.00 per month	n/a
Each enquiry to produce a record of account activity since last statement	$5.00	$5.00

For accounts with Paperless Statement, Cheque Image Statement, or No Cheque Image Statement Record Keeping Options, cheques will be destroyed as a part of this service.

1 Applicable to Chase Paymentech merchant transactions only.
2 Account Plan *for business*, ScotiaOne Account Plan *for business*, ScotiaOne Account Plan *for agriculture*, SPP *Plus* Account Plan and Scotia Community Account Plan include Electronic Banking *for business* at no extra charge.
3 Applicable to payments made using *ScotiaConnect* electronic banking.
4 **Deposit-Clearing Float (U.S. Dollar Business Accounts[#]):**
- Deposit Float Compensating Balance = the dollar value of deposits during the statement cycle x 2.2 average number of float days ÷ number of calendar days in the statement period.
- Deficiency Fee (if average credit balance is less than deposit float compensating balance requirement) = (deposit float compensating balance – average credit balance) x Scotiabank's U.S. Dollar Base Rate in Canada plus 2%.

5 Fee will be waived for customers who select the Paperless Recordkeeping option for their statement reporting. Fee not applicable to Scotia Community Account Plan.

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Sundry Service Fees

Additional sundry services such as cash and coin supplied, certified cheques, and transfers from other financial institutions are available to Scotiabank business customers on a "pay-per-use" basis. Fees for these services are collected when the transaction or service is provided. All business accounts are subject to these fees where applicable. The following fees apply to both Canadian and U.S. Dollar accounts, in the currency of the account, unless otherwise specified.

Sundry Service Fees	$CDN Account	$US Account
Cheques & Electronic Payments		
Cheque Certification		
At customer's request (drawn on their account)	$10.00	$10.00
At the holder's request	$15.00	$15.00
Chargebacks – Any item returned unpaid for any reason including pre-authorized or electronic payments deposited to the account, and charged back to an account		
Paper Chargeback	$6.50	$6.50
Paper Chargeback - Special Handling Instructions	$2.50	$2.50
Electronic Chargeback	$5.00	$5.00
Issued in Foreign Currencies		
Under $1,000 Canadian equivalent	$10.00	$10.00
$1,000 and over Canadian equivalent	$15.00	$15.00
Postdated Cheque, lodged and held for deposit	$3.00	$3.00
Stop Payment (per request)		
MICR-encoded Serial Number Stop	$12.50	$12.50
Amount Stop (with complete details) – MICR-encoded cheque or pre-authorized debit	$12.50	$12.50
Incomplete Details - MICR-encoded cheque or pre-authorized debit	$20.00	$20.00
Cheque Repair[1]	$1.00	$1.00
Cheque List Report	$5.00	$5.00
Serial Locator Report	$5.00	$5.00
Returned cheques/items for Non-Sufficient Funds (NSF)	$42.50	$42.50
Clear Through Service for U.S. Dollar (Clear Through) Accounts[2] - Allows customers to write cheques to payees in the continental United States (in U.S. funds) and have them accepted by the American clearing system. Cheques are drawn on the customer's U.S. Dollar Business Account domiciled in Canada and encoded with the American Banking Association routing transit number for the Bank's New York Agency (NYA), which facilitates the clearing process in the U.S.	n/a	$39.00/month

19

Sundry Service Fees Continued	$CDN Account	$US Account
Overdrafts		
Overdraft Protection for business		
The standard monthly fee (waived for Account Plan *for business*, ScotiaOne Account Plan *for business*, ScotiaOne Account Plan *for agriculture*, SPP *Plus* Account Plan and Scotia Community Account Plan) varies by credit limit:		
0 - $1,999	$10.00	n/a
$2,000 - $2,999	$15.00	n/a
$3,000 - $3,999	$20.00	n/a
$4,000 or more	$25.00	n/a
Overdraft Interest - Applies to Overdraft Protection balances (calculated daily and charged monthly), at rates detailed in your Credit Agreement for business or in your Business Account Service Request.		
Over limit Overdraft Handling Fee – Applies for each item paid while your account is over the authorized limit.	$5.00	n/a
Delinquent Protected Overdrafts – A Business Account with Overdraft Protection *for business* is considered delinquent if it has not had a positive balance within 30 days of becoming overdrawn. If your overdraft balance is delinquent, subject to your Overdraft Protection agreement, overdraft interest is calculated daily and charged monthly at a rate of 21% per annum on the entire overdraft balance		
Unprotected Overdrafts (overdraft granted in absence of Overdraft Protection)		
Overdraft Handling Fee – Applies for each item paid creating an overdraft, PLUS overdraft interest (interest is calculated daily on overdraft balances and charged monthly). The standard overdraft interest rate is 21% per annum	$5.00	$5.00
Transfer of Funds		
At your request	$5.00	$5.00
Transferring your business account to another financial institution	$20.00	$20.00
Money Orders (Canadian and U.S. currency)	$7.50	$7.50
Drafts (any amount, any currency)	$7.50	$7.50
Standing Orders (non-automated)		
Each periodic pre-arranged transfer between accounts (manual)	$5.00	$5.00
One time set-up fee, per account	$5.50	$5.50
Cash Management Debit/Cheque/ Electronic Debit /Other Debit Items		
Transfer of funds (partially/fully) from your account to another financial institution. Standard transaction charges also apply	$5.00	$5.00

20

Sundry Service Fees Continued	$CDN Account	$US Account
Incoming Wire Payments – received and credited to an account during the settlement cycle, plus the transaction fee	$15.00	$15.00
Cash Supplied (notes), plus out-of-pocket expenses	$1.50/$1,000[6]	$1.50/$1,000[6]
Coin Supplied, plus out-of-pocket expenses	$0.12 per roll[6]	$0.12 per roll[6]
Telephone/Counter Advice – Telephone/counter enquiry of transaction or balance information (chargebacks/mail/tel/wire transfer)	$100/month if daily user, $6.00/call if occasional user	$100/month if daily user, $6.00/call if occasional user
Bank Confirmation (Audit Certificates)		
Per hour	$40.00/hr.	$40.00/hr.
Minimum per certificate	$22.00	$22.00
Closing of Account – Opened less than 90 days (no charge if transferred to a Scotiabank branch; customers opening an account over the phone have 14 days in which to close the account without incurring this fee)	$25.00	$25.00
Enquiries & Searches (at your request)		
Search for vouchers[5] within 90 days from transaction date	$10.00 per item	$10.00 per item
Search for vouchers[5] after 90 days of transaction or for lengthy searches	$30.00/hr, per employee, minimum $15.00	$30.00/hr, per employee, minimum $15.00
Each search for paid cheque prior to a Stop Payment being lodged since last statement	$30.00/hr pro-rated	$30.00/hr pro-rated
Each search for accounts, securities and safety deposit boxes In branch	$30.00/hr, minimum $15.00	$30.00/hr, minimum $15.00
More than one branch	$5.00/name/branch, minimum $15.00	$5.00/name/branch, minimum $15.00
Foreign Bank & Financial Accounts Report		
Minimum per account	$25.00 maximum $100.00	$25.00 maximum $100.00
Per hour	$40.00/hr	$40.00/hr
Inactive Accounts		
Accounts close after 12 consecutive inactive statement periods, when balance is:	$15.00 or less	$15.00 or less
Unclaimed Balances		
Inactive for two years, three years, four years[3]	$20.00	$20.00
Inactive for five years, six years, seven years, eight years[3]	$30.00	$30.00
Notice to Bank of Canada after nine years of inactivity[4]	$40.00	$40.00

Note: This summary outlines many of the charges for commonly used services. Services and standard fees which are not contained in this summary may be obtained from your branch.

1 Cheques requiring repair to the encoding/Magnetic Ink Cheque Recognition (MICR) portion.
2 Service is subject to Bank approval. This fee applies to all Clear Through Accounts and is in addition to any existing account maintenance, transaction and other sundry fees which are applied based on the account balance and services used.
3 Fee is collected in April of the year following each inactivity anniversary. The fee is not charged if customer activates the account or acknowledges to the Bank that the account has been inactive.
4 Fee is collected at the year-end of the 9-year inactivity anniversary. The fee is not charged if customer activates the account or acknowledges to the Bank that the account has been inactive.
5 Includes cheques, drafts, e-bills and items drawn and deposited.
6 For all cash and coin supplied in branches, fee will be waived when coin value is less than $6 and cash value is less than $5,000. Once either threshold is reached, fee will apply to the entire order.

21

Electronic Banking and Cash Management Services

Electronic Banking *for business*™

Electronic Banking *for business* with *ScotiaCard* access is designed for customers who require access to their Canadian Dollar Business Accounts 24/7 through ABMs, *Interac*† Direct Payment, Scotiabank Mobile Banking, *Scotia OnLine* Financial Services at www.scotiabank.com/getonline and *TeleScotia* Telephone Banking Services at 1-800-267-1234.

Electronic Banking *for business* is included at no extra fee with all Account Plans and Money Master *for business* options.

Businesses with a Basic Business Account can also select this service for a separate monthly access fee of $9.95.

Fees applied:

The following Electronic Banking *for business* services are charged on a "pay-per-use" basis.

Electronic Banking Service	Pay-Per-Use
ABM mini-statement	$0.75
ABM payment history inquiry	$0.75
ScotiaCard Service Fee[1]	
1st through 5th card	nil
6th through 9th card	$6.00
10th card and above	$20.00
Transactions performed by a Call Centre representative	$1.50
Accessing your Business Account from a non-Scotiabank ABM within Canada (using your *ScotiaCard*)	$1.50
Cash Advances from your Scotiabank VISA* account[C]	
Scotiabank ABM within Canada	$2.50
Non-Scotiabank ABM (within Canada)	$2.50
ABMs outside of Canada	$5.00
Counter Fee (any financial institution in Canada)	$2.50
Counter Fee (any financial institution outside Canada)	$5.00
Accessing your Business Account from a non-Scotiabank ABM outside of Canada (using your *ScotiaCard*)	
International Withdrawals (within U.S.)	$3.00
International Withdrawals (outside U.S.)	$5.00
Cross Border Debit	$1.00[2]
Interac† Online	nil[3]
Interac† e-Transfer	$1.00

For foreign currency withdrawals performed at ABMs outside Canada, VISA* International determines the foreign currency exchange rate on the date of conversion on our behalf. The exchange rate includes an amount equal to 2.5% of the converted amount.

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ScotiaConnect® ELECTRONIC BANKING

Business customers looking for a sophisticated electronic banking service that delivers online access to account balances, transaction reporting, fund transfers, wire payments, Electronic Funds Transfer Service (EFT), stop payments and bill payment services.

Fees applied:

ScotiaConnect offers customers four different payment packages to choose from based on their preferences and day-to-day transaction volumes. (See ScotiaConnect electronic banking Service Request Form available from your Scotiabank representative.)

CASH MANAGEMENT SERVICES

Scotiabank offers a suite of services for commercial and corporate customers looking to: Automatically monitor their business and loan account balances Control their cash position Manage collections and disbursements – locally and globally Pay & file taxes4

Services include Balance Management, Balance Consolidation, Cash Concentration, Electronic Cheque Services, Night Deposit, and Government Tax Payment and Filing4.

Fees applied:

Scotiabank Cash Management services are subject to individual agreements and applicable service fees.

1 This fee is charged per card per month on a progressive tier, and is in addition to the Electronic Banking for business fee.

2 A foreign exchange fee will apply when converting from U.S. dollars to Canadian dollars. Acxsys Corporation on our behalf determines the exchange rate on the date of conversion. This rate may be different from the rate in effect on the date your Direct Payment occurred. The rate includes an additional 2.5%. Furthermore, these transactions will count towards your monthly transactions as specified in your account plan and all regular account fees will apply.

3 These transactions will count towards your monthly transactions as specified in your Account Plan.

4 For more information, visit www.scotiabank.com/taxpayments.

Cheque Hold

The maximum cheque1 hold period is four (4) business days for cheques (Canadian funds) deposited into a Scotiabank Business Account that are drawn on a financial institution’s branch located in Canada, and encoded with Magnetic Ink Character Recognition (MICR) and undamaged.

The hold period starts on the first business day after the cheque is deposited. The maximum hold period may be extended if there are reasonable grounds to believe there is illegal or fraudulent activity in relation to an account, and when it is reasonable to believe there is material increased credit risk. The length of time you have dealt with the Scotiabank branch, the amount of funds already in your account, and the amount and characteristics of the cheque being deposited may all influence whether the funds will be held.

However, a hold provides no guarantee that a cheque will not be returned as invalid or otherwise after the hold period has expired. Ultimately, a customer is responsible for any cheque that is deposited and returned to Scotiabank, regardless of whether the hold period has expired.

Customer Service

Every Scotiabank branch is committed to providing prompt answers to any questions you may have about your account. If you have any concerns or questions that require further review of your account(s), you can request a copy of our Resolving Your Complaint brochure regarding Scotiabank’s review process, which is available in each Scotiabank branch.

1 Please note some cheques may be sent on “collection”, meaning that the funds will be credited to your Business Account when the cheque clears the other financial institution and the funds have been received by Scotiabank.

Unless otherwise stated, all prices are in Canadian dollars. Fees for U.S. Dollar Business Accounts are quoted and payable in U.S. dollars, or the equivalent in Canadian dollars, and calculated using our prevailing foreign exchange rate at the time the fee is levied. Taxes are extra where applicable.

Other administrative services or loan related fees not contained in this guide are available from your local branch.

Service fees, credit interest rates, deficiency and overdraft interest rates are subject to change from time to time. We will provide notice of any increase or new fees at least 60 days prior to taking effect, either through a written or electronic notice, or posting in our branches.

A Only Canadian deposits are insured under the Canadian Deposit Insurance Corporation Act.

B Deposit-clearing float costs do not apply to electronic credits or any other credits.

C Subject to credit approval and security provided. Standard interest charges apply. Service charges and other fees also apply when applicable.

D Maximum per account, per statement cycle.

E Specified interest arrangements are not applicable to Account Plan for business, ScotiaOne Account Plan for business, ScotiaOne Account Plan for agriculture, Scotia Community Account Plan, Scotia Professional® Plan, SPP Plus Account Plan, Lawyers’ Mixed Trust, Real Estate Trust and any account with a centrally negotiated arrangement.

F Rates are subject to change without notice. All rates quoted in this guide are annual interest rates.

G Average credit balance (in surplus) is determined by deducting the deposit float compensating balance requirement (see U.S. Dollar Deposits on page 5) from the average balance over the statement period, prior to interest calculation. The statement cycle used to calculate average credit balances and compensating balances starts on the next calendar day following the last business day of the preceding statement cycle-end and ends on the last business day of the current statement cycle.

H ScotiaConnect electronic banking service fees are extra.

I Includes Customer Initiated Transfers (CIT) between Business Accounts done via ScotiaConnect electronic banking.

For more information, contact your local branch or visit www.scotiabank.com

® Registered Trademarks of The Bank of Nova Scotia.

™ Trademarks of The Bank of Nova Scotia.

* VISA Int./Lic. user The Bank of Nova Scotia.

† Interac Inc., owner of Mark INTERAC. The Bank of Nova Scotia, authorized user of the Mark.

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